77D Policies with respect to security investments

Nations Intermediate Municipal Bond Fund
Nations Municipal Income Fund
Nations Short-Term Municipal Income Fund
Nations California Intermediate Municipal Bond Fund
Nations California Municipal Bond Fund
Nations Florida Intermediate Municipal Bond Fund
Nations Florida Municipal Bond Fund
Nations Georgia Intermediate Municipal Bond Fund
Nations Kansas Municipal Income Fund
Nations Maryland Intermediate Municipal Bond Fund
Nations North Carolina Intermediate Municipal Bond Fund
Nations South Carolina Intermediate Municipal Bond Fund
Nations Tennessee Intermediate Municipal Bond Fund
Nations Texas Intermediate Municipal Bond Fund
Nations Virginia Intermediate Municipal Bond Fund (Funds)

Effective March 18, 2005, the Funds deleted all references to duration under each Fund's discussion of its principal investment strategies and the corresponding call-outs to the principal investment strategies discussion. All references to the duration of a Fund throughout the prospectuses should also be removed in accordance with this supplemental information.

Nations Value Fund
Nations MidCap Value Fund (Funds)

Effective March 18, 2005, the Funds' may invest in real estate investment trusts and the Funds have the following corresponding principal risk:

Real estate investment trust risk - Changes in real estate values or economic downturns can have a significant negative effect on issuers in the real estate industry.